September 20, 2018	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of The Coca-Cola Company, the American Depositary Shares of Alibaba Group Holding Limited and the Common Stock of Applied Materials, Inc. due March 16, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated September 10, 2018, related to the notes referred to above (the “pricing supplement”), the Interest Payment Dates are as follows:

Interest Payment Dates*: October 15, 2018, November 15, 2018, December 14, 2018, January 14, 2019, February 14, 2019, March 14, 2019, April 15, 2019, May 14, 2019, June 14, 2019, July 15, 2019, August 14, 2019, September 16, 2019, October 15, 2019, November 15, 2019, December 16, 2019, January 14, 2020, February 14, 2020 and the Maturity Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement

CUSIP / ISIN: 48130UKJ3 / US48130UKJ33

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

Pricing supplement dated September 10, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000089109218006731/e2173_424b2.htm

Product supplement no. 4-I dated April 5, 2018:
http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

Prospectus supplement and prospectus, each dated April 5, 2018:
http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Amendment no. 1 to pricing supplement dated September 10, 2018 to product supplement no. 4-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018